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                                                                    EXHIBIT j(1)


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information and to the use of our reports dated September 10, 2002, on the financial statements and financial highlights of the AIM High Yield Fund, AIM High Yield II Fund, AIM Income Fund, AIM Intermediate Government Fund, AIM Limited Maturity Treasury Fund, AIM Money Market Fund, AIM Municipal Bond Fund and AIM Total Return Bond Fund as of and for the year ended July 31, 2002 in the Post-Effective Amendment Number 21 to the Registration Statement (Form N-1A No. 33-39519).


                                              /s/ ERNST & YOUNG LLP

Houston, Texas
November 14, 2002